As filed with the Securities and Exchange Commission on July 14, 2009

Registration No. 333-127941

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-127941

UNDER THE SECURITIES ACT OF 1933

MACY’S, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		13-3324058 (I.R.S. Employer Identification No.)
7 West Seventh Street Cincinnati, Ohio 45202 (Address, including zip code, of Registrant’s principal executive offices)

MACY’S, INC. 1994 STOCK INCENTIVE PLAN
(Full title of the Plan)

Dennis J. Broderick, Esq.
Executive Vice President, General Counsel, and Secretary
Macy’s, Inc.
7 West Seventh Street
Cincinnati, Ohio  45202
(513) 579-7000
(Name, address and telephone number, including area code, of agent for service)

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer    X                                                                                                             Accelerated filer   __

Non-accelerated filer   __   (Do not check if a smaller reporting company)                                 Smaller reporting company   __

EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 is filed in order to deregister certain securities issuable under the Macy’s, Inc. 1994 Stock Incentive Plan (the “1994 Plan”), which were registered under a Registration Statement on Form S-8, File No. 333-127941 (the “Prior Registration Statement”), pertaining to the registration of 29,757,004 shares of Common Stock, par value $0.01 per share, of the Registrant (“Common Stock”).   The Prior Registration Statement was filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and became effective on August 30, 2005 (share numbers are adjusted to reflect a June 2006 stock split).

        At the Annual Meeting of Shareholders of the Registrant held on May 15, 2009, the Registrant’s shareholders approved the Macy’s, Inc. 2009 Omnibus Incentive Compensation Plan (the “2009 Plan”), which provides, among other things, that shares of Common Stock subject to awards outstanding under the 1994 Plan and the Registrant’s 1995 Executive Equity Incentive Plan (the “1995 Plan”) that expire unexercised or are forfeited or settled for cash (in whole or in part), as applicable, after January 31, 2009 shall become available for issuance under the 2009 Plan.  The outstanding awards under the 1994 Plan consist of (i) shares of restricted stock issued to participants that have not yet vested, (ii) restricted stock units granted to participants that have not yet vested and, accordingly, pursuant to which no shares have been issued, or (iii) stock options granted to participants that have not yet been exercised and, accordingly, pursuant to which no shares have been issued.  As of the date of this Post-Effective Amendment No. 1, there are 2,983,530 shares of Common Stock that were subject to outstanding awards under the 1994 Plan, but that are now available for issuance under the 2009 Plan because such awards expired unexercised or were forfeited or settled for cash (in whole or in part) since January 31, 2009 (such shares, the “Carried Forward Shares”).  Additionally, 4,443,655 shares of Common Stock that were available for grant under the 1994 Plan but were not subject to outstanding awards when the 2009 Plan became effective (the “Remaining Shares”) will not be issued under the 1994 Plan.

        The Registrant is concurrently filing a separate Registration Statement on Form S-8 to (i) register the Carried Forward Shares for issuance under the 2009 Plan; (ii) register 1,174,830 additional carried forward shares from the 1995 Plan for issuance under the 2009 Plan; and (iii) register 39,856,113 additional shares of Common Stock for issuance under the 2009 Plan.

        This Post-Effective Amendment No. 1 is hereby filed to: (i) reflect that, following the date hereof, the Carried Forward Shares may not be issued under the 1994 Plan; (ii) deregister the Carried Forward Shares under the Prior Registration Statement; and (iii) deregister the Remaining Shares.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 14th day of July, 2009.

MACY’S, INC.

By: /s/ Dennis J. Broderick
Dennis J. Broderick
Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

Date

* Terry L. Lundgren	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	July 14, 2009

* Karen M. Hoguet	Chief Financial Officer (Principal Financial Officer)	July 14, 2009

* Joel A. Belsky	Executive Vice President and Controller (Principal Accounting Officer)	July 14, 2009

Stephen F. Bollenbach	Director

Deirdre Connelly	Director

* Meyer Feldberg	Director	July 14, 2009

* Sara Levinson	Director	July 14, 2009

* Joseph Neubauer	Director	July 14, 2009

* Joseph A. Pichler	Director	July 14, 2009

Joyce M. Roché	Director

* Karl M. von der Heyden	Director	July 14, 2009

* Craig E. Weatherup	Director	July 14, 2009

* Marna C. Whittington	Director	July 14, 2009

*       The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to Powers of Attorney executed by the above-named persons and filed with the Securities and Exchange Commission.

Dated: July 14, 2009	By: /s/ Dennis J. Broderick
Dennis J. Broderick,
Attorney-in-Fact